  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 19, 1994

                                                 REGISTRATION NO. 33-53963
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO.1

                                    TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------
                                AMAX GOLD INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
               DELAWARE                              06-1199974
    (STATE OR OTHER JURISDICTION OF               (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)               IDENTIFICATION NO.)

                               ----------------
                           9100 EAST MINERAL CIRCLE
                           ENGLEWOOD, COLORADO 80112
                                (303) 643-5500

   (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                         PAUL J. HEMSCHOOT, JR., ESQ.
                                GENERAL COUNSEL
                           9100 EAST MINERAL CIRCLE
                           ENGLEWOOD, COLORADO 80112
                                (303) 643-5500

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                       AREA CODE, OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:

           PAUL HILTON, ESQ.                     F. ELLEN DUFF, ESQ.
         LAURA A. BATTLE, ESQ.                 WILLIAM D. BREWER, ESQ.
        DAVIS, GRAHAM & STUBBS                    WINSTON & STRAWN
        370 SEVENTEENTH STREET                  35 WEST WACKER DRIVE
        DENVER, COLORADO 80202                 CHICAGO, ILLINOIS 60601
            (303) 892-9400                         (312) 558-5600

                               ----------------
         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
From time to time after the effective date of this Registration Statement as determined by the Registrant.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]


                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 AMAX GOLD INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

        ITEM NUMBER AND CAPTION                     PROSPECTUS HEADING
        -----------------------                     ------------------
 1. Forepart of the Registration
    Statement and Outside Front Cover
    Page of Prospectus.................  Forepart of Registration Statement;
                                          Outside Front Cover Page
 2. Inside Front and Outside Back Cover
    Pages of  Prospectus...............  Inside Front and Outside Back Cover
                                          Pages
 3. Summary Information, Risk Factors
    and Ratio of Earnings to Fixed
    Charges............................  The Company; Risk Factors; Ratio of
                                          Earnings to Fixed Charges
 4. Use of Proceeds....................  Use of Proceeds
 5. Determination of Offering Price....  Plan of Distribution
 6. Dilution...........................  Not Applicable
 7. Selling Security Holders...........  Not Applicable
 8. Plan of Distribution...............  Plan of Distribution
 9. Description of Securities to be
    Registered.........................  Description of Subordinated Debt
                                          Securities; Description of Preferred
                                          Stock; Description of Common Stock;
                                          Description of Warrants
10. Interests of Named Experts and
    Counsel............................  Experts; Legal Matters
11. Material Changes...................  Not Applicable
12. Incorporation of Certain
    Information by Reference...........  Incorporation of Certain Information by
                                          Reference
13. Disclosure of Commission Position
    on Indemnification for Securities
    Act Liabilities....................  Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THIS REGISTRATION STATEMENT       +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

                               JULY 19, 1994
PROSPECTUS

[LOGO OF AMAX GOLD INC. APPEARS HERE]
SUBORDINATED DEBT SECURITIES
PREFERRED STOCK
COMMON STOCK
WARRANTS

Amax Gold Inc. (the "Company" or "Amax Gold") may offer from time to time (i) subordinated debt securities ("Subordinated Debt Securities"), consisting of debentures, notes, bonds and/or other unsecured subordinated evidences of indebtedness in one or more series, (ii) shares of preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, (iii) shares of common stock, par value $.01 per share ("Common Stock"), and (iv) warrants ("Warrants") to purchase Common Stock (the Subordinated Debt Securities, Preferred Stock, Common Stock and Warrants are collectively referred to as the "Securities"), at an aggregate initial offering price not to exceed U.S.$200,000,000, at prices and on terms to be determined at the time of sale.

The accompanying Prospectus Supplement sets forth with regard to the particular Securities in respect of which this Prospectus is being delivered (i) in the case of Subordinated Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency, currencies or currency unit, including the European Currency Unit), maturity, rate, if any (which may be fixed or variable) or method of calculation thereof, and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any conversion or exchange rights, any modification of the covenants, any listing of such Subordinated Debt Securities on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Subordinated Debt Securities, (ii) in the case of Preferred Stock, the designation, aggregate principal amount, and stated value and liquidation preference per share, initial public offering price, dividend rate (or method of calculation), dates on which dividends shall be payable, any redemption or sinking fund provisions, any conversion or exchange rights, whether the Company has elected to offer the Preferred Stock in the form of depositary shares, any listing of such Preferred Stock on a securities exchange, and any other terms in connection with the offering and sale of such Preferred Stock; (iii) in the case of Common Stock, the number of shares of Common Stock and the terms of the offering and sale thereof; and (iv) in the case of Warrants, the number and terms thereof, the number of shares of Common Stock issuable upon their exercise, the exercise price, the periods during which the Warrants are exercisable, any listing of such Warrants on a securities exchange and any other terms in connection with the offering, sale and exercise of such Warrants. The Prospectus Supplement will also contain information, as applicable, about certain United States federal income tax considerations relating to the Securities in respect of which this Prospectus is being delivered.

SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE SECURITIES.

The Subordinated Debt Securities will be subordinated to all existing and future Senior Indebtedness (as defined) of the Company. As of March 31, 1994, the Company had approximately $153.0 million of existing Senior Indebtedness. All or a portion of any Subordinated Debt Securities may be issued in permanent global form.

The Company's outstanding Common Stock is listed on the New York Stock Exchange (Symbol: "AU") and the Toronto Stock Exchange (symbol: "AXG"). Certain warrants to purchase the Company's Common Stock are listed on the American Stock Exchange and the Toronto Stock Exchange. Each Prospectus Supplement will indicate if the Securities offered thereby will be listed on any securities exchange.

The Company may sell Securities to or through one or more underwriters, and also may sell Securities directly to other purchasers or through agents. Such underwriters may include Salomon Brothers Inc. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by such underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" herein.

This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is July  , 1994

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN THE PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY UNDERWRITER, AGENT, DEALER OR OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES IN RESPECT OF WHICH THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT ARE DELIVERED OR AN OFFER OF ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON WHERE SUCH AN OFFER WOULD BE UNLAWFUL.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W. Plaza, Washington, D.C. 20549. The Company is also subject to the information and reporting requirements of the securities regulatory authorities of certain provinces of Canada and files similar reports, proxy statements and other information with such authorities. The Common Stock is listed on the New York and Toronto Stock Exchanges and certain warrants to purchase Common Stock are listed on the American and Toronto Stock Exchanges. Such reports, proxy statements and other information can also be inspected and copied at the respective offices of these exchanges at the New York Stock Exchange, 20 Broad Street, New York, New York 10005, the Toronto Stock Exchange, 2 First Canadian Place, Toronto, Ontario, Canada M5X 1J2, and the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and the exhibits thereto for further information with respect to the Company and the Securities. The Registration Statement and the exhibits thereto can be obtained from or inspected and copied at the public reference facilities maintained by the Commission as described in the prior paragraph.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents which have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    1. Annual Report on Form 10-K for the year ended December 31, 1993.

    2. Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1994.

    3. Current Report on Form 8-K, dated March 7, 1994.

    4. Registration Statement on Form 8-A, filed with the Commission on July 9, 1987, for the Company's Common Stock (File No. 1-9617); as amended by Form 8, filed with the Commission on July 28, 1987.

  All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

  Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in the Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  The Company will furnish without charge to each person, including any beneficial owner of Securities, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein, except for the exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Investor Relations, 9100 East Mineral Circle, Englewood, Colorado 80112. Telephone requests may be directed to Investor Relations at (303) 643-5522.

                                  THE COMPANY

  The Company is engaged in the mining and processing of gold and silver ore in the United States and Chile, the sale of refined gold and silver bullion and the exploration for, and acquisition and development of, gold-bearing properties in North and South America. The Company's operating properties consist of a 100% interest in the Sleeper mine, an open pit gold mine in Humboldt County, Nevada; a 100% interest in the Hayden Hill mine, an open pit gold mine in Lassen County, California; an indirect 90% interest in the Guanaco mine, an open pit gold mine in the Guanaco Mining District approximately 145 miles southeast of Antofagasta, Chile; and a 100% interest in the Wind Mountain mine, an open pit gold mine in Washoe County, Nevada, at which mining ceased on January 30, 1992, although residual heap leach production has continued. The Company, having realized all future economic benefit from its 33.53% interest in the Waihi gold mine in New Zealand effective April 30, 1993, retains a nominal interest in such mine. At December 31, 1993, the Company had proven/probable gold reserves of approximately 268 million tons of ore containing approximately 7.4 million ounces of gold. In 1993, the Company produced approximately 210,900 ounces of gold and approximately 673,500 ounces of silver.

  The Company has two major gold development projects, Refugio and Fort Knox, which are in advanced stages of development. The Refugio project is a large scale, low grade gold deposit in central Chile in which the Company has an indirect 50% interest. The Fort Knox project is a 100% owned, large scale, low grade gold deposit located approximately 15 miles northeast of Fairbanks, Alaska. Definitive feasibility studies have been completed with respect to both of these projects. In addition, the Company has a 62.5% joint venture interest in the Haile gold project in Lancaster County, South Carolina, which is in the evaluation stage. Since these development projects are not on federal lands, none of them would be subject to currently proposed legislation in Congress to alter the General Mining Law. As a result of the Company's ongoing exploration and development efforts, the Company also has the right to earn a 60% interest in the Robertson property, an advanced-stage exploration prospect in Crescent Valley, Nevada, by completing a bankable feasibility study by November 1994.

  The Company was incorporated as a wholly-owned subsidiary of AMAX Inc., a New York corporation ("Amax"), in April 1987 to acquire the gold interests of Amax in the United States, Canada and the North Island of New Zealand. Amax sold approximately 13% of the then outstanding shares of Common Stock of the Company in the Company's initial public offering in July 1987. On November 15, 1993, Amax was merged with and into Cyprus Minerals Company (the "Cyprus Amax Merger"), which was renamed Cyprus Amax Minerals Company ("Cyprus Amax"). Immediately prior to the Cyprus Amax Merger, Amax, which at that time held approximately 68% of the Company's outstanding Common Stock, distributed approximately 21.8 million shares (approximately 28%) of the Company's Common Stock (together with all of the outstanding shares of common stock of Alumax Inc., a Delaware corporation that controlled Amax's aluminum business) in a distribution to its stockholders. Immediately following the stock distribution and the Cyprus Amax Merger, Cyprus Amax indirectly held approximately 31.3 million shares of the Company's Common Stock, which constituted approximately 40% of the then outstanding shares of Common Stock of the Company. Subsequent to the Cyprus Amax Merger, the Company and Cyprus Amax entered into a $100 million double convertible revolving line of credit (the "DOCLOC Agreement"), under which the Company could issue up to 12,099,213 shares of Common Stock to Cyprus Amax, and a stock purchase agreement providing for the purchase of 3,000,000 shares of the Company's Common Stock by Cyprus Amax (the "Stock Purchase Agreement"), both of which agreements are subject to stockholder approval. The issuance of Common Stock under these two agreements with Cyprus Amax could potentially increase Cyprus Amax's share of the outstanding shares of the Company's Common Stock to approximately 46.4 million shares (or approximately 49.7% prior to any sale of Securities hereunder). See "Risk Factors--Stock Ownership of Cyprus Amax."

  The Company's Common Stock is listed on the New York and Toronto Stock Exchanges and certain warrants to purchase the Company's Common Stock are listed on the American and Toronto Stock Exchanges. The Company's executive offices are located at 9100 East Mineral Circle, Englewood, Colorado 80112, and its telephone number is (303) 643-5500.

                                  RISK FACTORS

  Prospective purchasers of Securities should carefully read this Prospectus, any Prospectus Supplement delivered herewith, and the documents incorporated by reference herein and therein. Ownership of Securities involves certain risks. In determining whether to purchase Securities, prospective investors should consider carefully the following risk factors and the other information contained in this Prospectus, in addition to the other risk factors and information set forth in any Prospectus Supplement delivered herewith.
PROJECT DEVELOPMENT RISKS

  The Company's principal development projects are an indirect 50% interest in the Refugio gold project and a 100% interest in the Fort Knox gold project. In addition, the Company has a 62.5% joint venture interest in the Haile gold project. The Company has completed feasibility studies for the Refugio and Fort Knox projects. There can be no assurance, however, that all of the remaining permits and regulatory approvals required for development of these projects will be issued in the time frame contemplated by the Company. Currently, the Company estimates that the additional capital expenditures for the Refugio and Fort Knox projects will total approximately $370 million to $410 million (of which the Company's share is between $310 million and $340 million in addition to capitalized acquisition and development costs of approximately $205 million as of December 31, 1993). The Company's estimated capital expenditures for the Refugio and Fort Knox projects are based upon currently available data and could increase or decrease depending upon a number of factors beyond the Company's control, including the timing of the receipt of necessary governmental permits, climatic conditions and the availability and cost of material and equipment when needed. In addition, the Company will not be able to commence construction until financing has been arranged. There can be no assurance that such financing can be arranged. The Company has had preliminary discussions with several banks concerning financing for the Fort Knox project. With respect to financing the Refugio project, the Company and a group of banks have been negotiating a term sheet for a proposed project financing, and the Company anticipates entering into commitment letters with these banks in the near future, although there can be no assurance that the Company will receive such commitment letters for a total amount sufficient to proceed with construction of the project. Production will not commence until virtually all of the capital expenditures have been incurred. If capital expenditures are higher than currently estimated, additional financing may be required, and there can be no assurance that such additional financing will be available.

  Development projects have no operating history upon which to base estimates of future cash operating costs. Particularly for development projects, estimates of reserves and cash operating costs are, to a large extent, based upon the interpretation of geologic data obtained from drill holes and other sampling techniques, and feasibility studies which derive estimates of cash operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the configuration of the ore body, expected recovery rates of the gold from the ore, comparable facility and equipment operating costs, anticipated climatic conditions and other factors. As a result, it is possible that actual cash operating costs and economic returns may differ significantly from those currently estimated. It is not unusual in new mining operations to experience unexpected problems during the start-up phase. For example, the Company experienced such problems at its Hayden Hill mine during the second half of 1992 and the first half of 1993. See "--Reserve Estimates."

GOLD PRICE VOLATILITY

  The profitability of the Company's operations can be significantly affected by changes in the market price of gold. The market price of gold has fluctuated widely and is affected by numerous factors beyond the Company's control, including international economic trends, currency exchange fluctuations, expectations for inflation, speculative activities, consumption patterns (such as purchases of gold jewelry and the development of gold coin programs), purchases and sales of gold bullion holdings by central banks or other large gold bullion holders or dealers and global or regional political events, particularly in major gold-producing countries such as South Africa and some of the countries that formerly comprised the Soviet Union. Gold market prices are also affected by worldwide production levels, which have increased in recent years. The aggregate effect of these factors, all of which are beyond the Company's control, is impossible for the Company to predict. In addition, the market price of gold has on occasion been subject to rapid short-term changes because of market speculation. The following table sets forth for the years indicated the high and low selling prices of gold, first position, as provided by the Commodity Exchange, Inc. ("COMEX") in New York and the approximate average selling price for such years:

                                               YEAR ENDED DECEMBER 31,
                                      ------------------------------------------
                                      1994(1) 1993 1992 1991 1990 1989 1988 1987
                                      ------- ---- ---- ---- ---- ---- ---- ----
High.................................  $394   $407 $359 $403 $422 $419 $487 $497
Low..................................  $371   $326 $330 $344 $347 $358 $394 $392
Average..............................  $383   $360 $344 $362 $384 $382 $437 $447

- --------
(1) Through May 31, 1994.

  If the gold price is below the Company's cash production costs and remains below such level for any sustained period, the Company could experience additional losses and could determine that it is not economically feasible to continue commercial production at some or all of its operations or to continue the development of some or all of its projects. While the Company has historically used hedging techniques successfully to reduce the Company's exposure to such volatility, there can be no assurance that it will be able to do so effectively in the future.

RESERVE ESTIMATES

  While the Company's ore reserves have been reviewed by independent consultants, the ore reserve estimates presented in this Prospectus or incorporated herein by reference are necessarily imprecise and depend to some extent on statistical inferences drawn from limited drilling, which may, on occasion, prove unreliable. Should the Company encounter mineralization or formations at any of its mines or projects different from those predicted by drilling, sampling and similar examinations, reserve estimates may have to be adjusted and mining plans may have to be altered in a way that might adversely affect the Company's operations. Moreover, short-term operating factors relating to the ore reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades, may adversely affect the Company's profitability in any particular accounting period.

  Declines in the market price of gold may also render ore reserves containing relatively lower grades of gold mineralization, such as those currently identified at the Company's Hayden Hill mine and at the Company's Refugio and Fort Knox projects, uneconomic to exploit unless the utilization of forward sales or other hedging techniques is sufficient to offset the effects of a drop in the market price of the gold expected to be mined from such reserves. Proven/probable reserves at the Company's mines and development projects were calculated at December 31, 1993 based upon varying gold prices ranging from $300 per ounce of gold for Refugio to $375 and $400 per ounce of gold for the Company's other properties. If the Company's realized price per ounce of gold, including hedging benefits, were to decline substantially below these levels for an extended period, there could be material delays in the development of new projects, increased net losses, reduced cash flow, reductions in reserves and asset write-downs.

  In July 1993, the Company determined, as a result of its first year's mining experience and a thorough reevaluation of geologic data, that the mill grade ore at the Hayden Hill mine occurs in thinner, less continuous structures than was originally interpreted. As a result, the Company restated its proven/ probable reserves at Hayden Hill to reclassify a significant portion of the deposit as mineralized material until such time, if ever, that additional data from drilling and further mining establish otherwise. As a result of the restatement of the Hayden Hill reserves and the decision to reconfigure the mine as a heap leach operation and place the mill on standby status, the Company recognized a $64.1 million pre-tax ($41.9 million after-tax) write-down of the Hayden Hill asset as of June 30, 1993. In addition, after seven years of operation, recent production experience and a reinterpretation of geologic and metallurgical data at the Sleeper mine during the fourth quarter of 1993 led to a reduction of the proven/probable ore reserves at that mine. As a result, Amax Gold recognized a $23.6 million pre-tax ($15.6 million after-tax) write-down of the Sleeper asset as of December 31, 1993. See
Note 7 to Consolidated Financial Statements in the Company's 1993 Form 10-K incorporated by reference herein.

ENVIRONMENTAL RISKS

  Mining is subject to potential risks and liabilities associated with pollution of the environment and the disposal of waste products occurring as a result of mineral exploration and production. Environmental liability may result from mining activities conducted by others prior to the Company's ownership of a property. Insurance against environmental risks (including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production) is not generally available at a reasonable price to the Company or to other companies within the industry. To the extent the Company is subject to environmental liabilities, the payment of such liabilities would reduce funds otherwise available to the Company and could have a material adverse effect on the Company. Should the Company be unable to fully fund the cost of remedying an environmental problem, the Company might be required to suspend operations or enter into interim compliance measures pending completion of the required remedy. The potential exposure may be significant and could have a material adverse effect on the Company.

  In the context of environmental permitting, including the approval of reclamation plans, the Company must comply with standards, laws and regulations which may entail greater or lesser costs and delays depending on the nature of the activity to be permitted and how stringently the regulations are implemented by the permitting authority. It is possible that the costs and delays associated with compliance with such laws, regulations and permits could become such that the Company would not proceed with the development of a project or the operation or further development of a mine. Laws and regulations involving the protection and remediation of the environment are constantly changing and are generally becoming more restrictive. The Company has made, and expects to make in the future, significant expenditures to comply with such laws and regulations.

  Pending bills which affect environmental laws applicable to mining include versions which may substantially alter the Clean Water Act, Safe Drinking Water Act, Endangered Species Act and a bill which will introduce additional protection of wetlands (Wetlands Protection and Management Act). Adverse developments and operating requirements in these acts could impair the ability of the Company as well as others to develop mineral resources. Revisions to current versions of these bills could occur prior to passage.

  The Environmental Protection Agency ("EPA") continues the development of a solid waste regulatory program specific to mining operations under the Resource Conservation and Recovery Act ("RCRA"). Of particular concern to the mining industry is a proposal by EPA titled "Recommendations for a Regulatory Program for Mining Waste and Materials Under Subtitle D of the Resource Conservation and Recovery Act" ("Strawman II") which, if implemented, would create a system of comprehensive federal regulation of the entire mine site. Many of these requirements would be duplicative of existing state regulations. Strawman II as currently proposed would regulate not only mine and mill wastes, but also numerous production facilities and processes which could limit internal flexibility in operating a mine. To implement Strawman II as proposed, the EPA must seek additional statutory authority, which is expected to be requested in connection with Congress' reauthorization of the RCRA.

  Operations at the Company's Guanaco mine and development of the Company's Refugio project are subject to regulation under the laws of Chile. In March 1994, the country's first comprehensive environmental framework law became effective. Among other things, this law (i) provides for the establishment of a comprehensive program for the issuance of permits for future exploration and mining activities, (ii) imposes the obligation to perform environmental impact analyses for mining and exploration projects or activities, (iii) creates a liability scheme for forms of environmental damage, and (iv) contemplates the issuance of regulations which will impose operating standards. The full impact of the new law on the mining industry in Chile is unclear at present.

OTHER GOVERNMENTAL REGULATION

  The Company's mining operations and exploration activities are subject to extensive federal, state, local and foreign laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, mine safety and other matters. The Company believes that it is in substantial compliance with all such material laws and regulations. New laws and regulations, amendments to existing laws and regulations, or more stringent implementation of existing laws and regulations could have a material adverse impact on the Company, prohibit, reduce or delay production at operating mines or prevent the development of new mining properties.

PROPOSED FEDERAL LEGISLATION

  The U.S. Congress is actively considering a proposed major revision of the General Mining Law, which governs mining claims and related activities on federal public lands. The Senate and House of Representatives each has passed a separate bill for mining law revisions and following conference committee action, a law is presently anticipated before the end of 1994. The Company anticipates that when this law is effective, it will impose a royalty upon production of minerals from federal lands and will contain new requirements for mined land reclamation and similar environmental control and reclamation measures. It remains unclear to what extent such new legislation will affect existing mining claims and operations. The effect of any revision of the General Mining Law on the Company's United States operations cannot be determined conclusively until such revision is enacted; however, such legislation could materially increase costs at Hayden Hill, which is primarily located on federal lands, and could impair the Company's ability to develop future mineral prospects on unpatented mining claims. Because the Refugio, Fort Knox and Haile projects are not on federal lands, none of these projects would be subject to such currently proposed federal legislation.

FOREIGN OPERATIONS

  Foreign operations and investments are subject to the risks normally associated with conducting business in foreign countries, including foreign exchange controls and currency fluctuations, limitations on repatriation of earnings, foreign taxation, laws or policies of particular countries, labor disputes and uncertain political and economic environments as well as risks of war and civil disturbances or other risks which could cause production difficulties or stoppages, restrict the movement of funds or result in the deprivation or loss of contract rights or the taking of property by nationalization or expropriation without fair compensation. Foreign operations could also be impacted by laws and policies of the United States affecting foreign trade, investment and taxation. The Company currently has significant operations and a significant development project in Chile, a nominal interest in a mine in New Zealand and an option on an exploration prospect in Panama.

EXPLORATION RISKS

  Mineral exploration, particularly for gold, is highly speculative in nature, involves many risks and frequently is nonproductive. There can be no assurance that the Company's mineral exploration efforts will be successful. Once mineralization is discovered, it usually takes a number of years from the initial phases of exploration until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish ore reserves through drilling, to determine metallurgical processes to extract the metal from the ore and, in the case of new properties, to construct mining and processing facilities. As a result of these uncertainties, no assurance can be given that the Company's exploration programs will result in the expansion or replacement of existing reserves, some of which are being depleted by current production.

  The Company has entered into an Exploration Joint Venture Agreement (the "Exploration JV") with Cyprus Amax effective January 1, 1994, under which the Company and Cyprus Amax will pool their efforts for the principal purpose of discovering and developing future gold prospects, with Cyprus Amax providing 75% and the Company providing 25% of the initial exploration funding for such prospects. Such Exploration JV is expected to broaden the geographic reach of the Company's gold exploration program and reduce its cost by sharing key personnel and spreading the high risks associated with exploration. Nevertheless, the Company will initially have only a 25% interest in any prospects discovered through the Exploration JV. Cyprus Amax's 75% interest in gold prospects developed through the Exploration JV will be available for Amax Gold to purchase prior to a decision to place such prospect in production, but only at the then fair market value for such interest (which may be determined by mutual agreement). This could ultimately increase the Company's cost of acquiring such prospects.

MINING RISKS AND INSURANCE

  The business of gold mining generally is subject to a number of risks and hazards, including environmental hazards, industrial accidents and rock falls, labor disputes, flooding, interruptions due to inclement or hazardous weather conditions and other acts of God. Such risks could result in damage to, or destruction of, mineral properties or production facilities, personal injury, environmental damage, process and production delays, monetary losses and possible legal liability. While the Company maintains through Cyprus Amax, and intends to continue to maintain, insurance consistent with industry practice (currently the Company maintains an aggregate of $275 million of liability insurance including excess liability insurance), no assurance can be given that such insurance will continue to be available, be available at economically acceptable premiums or be adequate to cover any resulting liability.

TITLE TO PROPERTIES

  The validity of unpatented mining claims, which constitute a significant portion of the Company's property holdings in the United States, is often uncertain and may be contested. Three of the Company's properties--the Sleeper mine, the Wind Mountain mine and a portion of the Hayden Hill mine--are located on unpatented federal lode and placer mining claims. In addition, most of the Company's exploration properties in the United States also consist of unpatented federal mining claims or leases of such claims. Unpatented mining claims are unique property interests and are generally considered subject to greater title risk than patented mining claims and real property interests owned in fee simple. Substantially all of the Fort Knox property is located on Alaska State mining claims which are subject to certain title risks similar to those affecting federal unpatented mining claims. In addition, these lands have been included in a list of lands submitted to the Alaska State Legislature to help reconstitute the Alaska Mental Health Trust (the "Trust") pursuant to legislation enacted in May 1994 amending legislation enacted in June 1991. If the Fort Knox lands are conveyed to the Trust, the conveyance would be subject to all encumbrances or interests of record, including the upland mining lease, millsite permit and other permits already issued by the State of Alaska, and rentals and royalties would be payable to the Trust rather than to the State of Alaska. The Trust could potentially assert its interests with respect to any applications for future permits or rights (or applications for material modifications, if any, to existing permits or rights) and could at some time attempt to increase the amount of royalties payable with respect to production from the Fort Knox property.

  The Company has filed a patent application with the United States Bureau of Land Management ("BLM") for certain claims at its Sleeper mine, and the BLM has issued a Mineral Entry Final Certificate for these claims; however, there can be no assurance that the BLM will grant a patent for such claims. The Company has not filed a patent application for any of its other properties and, under proposed legislation to change the General Mining Law, patents may not be obtainable for such other properties. Although the Company has attempted to acquire satisfactory title to its undeveloped properties, the Company does not generally obtain title opinions until financing is sought to develop a property, with the attendant risk that title to some properties, particularly title to undeveloped properties, may be defective. Mining operations in Chile are conducted under concession or mining leases issued pursuant to applicable laws.

SUBORDINATED NATURE OF DEBT SECURITIES

  The Subordinated Debt Securities are subordinated to all of the Company's existing and future Senior Indebtedness. As of March 31, 1994, the Company had approximately $153.0 million of existing Senior Indebtedness. The Company may issue additional Senior Indebtedness. The Common Stock and the Series A Preferred Stock are junior to the Subordinated Debt Securities. The Subordinated Debt Securities will be senior to any other class of capital stock that the Company may issue. See "Description of Subordinated Debt Securities-- Subordination."

STOCK OWNERSHIP OF CYPRUS AMAX

  As of March 31, 1994, Cyprus Amax held approximately 40% of the outstanding shares of the Company's Common Stock. As a result of the DOCLOC Agreement and the Stock Purchase Agreement, Cyprus Amax's share of outstanding shares of the Company's Common Stock could potentially increase to approximately 49.7% prior to any sale of Securities hereunder. Directors and officers of Cyprus Amax comprise four of the six members of the Company's Board of Directors. Milton H. Ward, Co-Chairman of the Board, President and Chief Executive Officer of Cyprus Amax, is the Chairman of the Board, President and Chief Executive Officer of Amax Gold; Mr. Gerald J. Malys, Senior Vice President and Chief Financial Officer of Cyprus Amax, is a director of Amax Gold; Allen Born, Co-Chairman of Cyprus Amax, is a director of Amax Gold; and Rockwell A. Schnabel, a director of Cyprus Amax, is a director of Amax Gold.

  The Company is also dependent upon Cyprus Amax with respect to the provision of certain services to the Company including exploration, insurance, accounting, cash management and other administrative services. These services are provided by Cyprus Amax under agreements, some of which may be terminated on 180 days prior notice. The Company rents its principal offices from Cyprus Amax. The Company and Cyprus Amax are currently negotiating two agreements that would replace certain agreements in place with Amax at the time of the Cyprus Amax Merger, a new services agreement and a non-competition agreement.

  The new services agreement would provide the Company with certain Cyprus Amax general and administrative services and would replace the existing Management Services Agreement currently in effect between the Company and Cyprus Amax, which succeeded to the rights and obligations of Amax under such agreement. Under the new services agreement, as under the existing Management Services Agreement, services will be provided to the Company on a full cost-reimbursement basis and the agreement may be terminated by either party as of the end of any month on prior notice.

  The non-competition agreement would define the terms under which either Amax Gold or Cyprus Amax could develop and ultimately produce minerals that would be in competition with the other party. As reflected in the current draft, Cyprus Amax would not compete with Amax Gold for precious metals and Amax Gold would not compete with Cyprus Amax for other minerals and metals. Cyprus Amax would be required to offer to Amax Gold any opportunity with respect to the development and production of precious metals which becomes available to Cyprus Amax, and such offer would be open for the Company's acceptance for a period of 30 days. The initial term of the agreement would be three years and would continue thereafter until the first of the following to occur: (i) the agreement is terminated with the consent of Amax Gold; (ii) the agreement is terminated by Cyprus Amax upon 180 days' prior notice to Amax Gold following termination of the Exploration JV; or (iii) Cyprus Amax's shareholding in Amax Gold falls to less than 25% of the outstanding voting shares of Amax Gold and Cyprus or Amax Gold terminates the agreement by notice to the other, which notice would be effective 180 days after the delivery thereof or at the expiration of the initial term of the agreement, whichever is later. For a period of 36 months after termination, neither party would conduct business within the other party's area of interest. Because the non-competition agreement is currently being negotiated, there is presently no contractual restriction on Cyprus Amax competing with the Company in the development and production of precious metals.

  Under the Exploration JV, effective January 1, 1994, the Company and Cyprus Amax have agreed to pool their efforts for the principal purpose of discovering and developing future gold prospects, with Cyprus Amax providing 75% and the Company providing 25% of the initial exploration funding for such prospects. Properties held by the parties prior to January 1, 1994 are excluded from the joint venture, except that Cyprus Amax has made an initial contribution to the joint venture of several properties. A subsidiary of Cyprus Amax has been appointed as Manager to manage, direct and control exploration activities. The initial term of the Exploration JV is two years, after which the agreement will terminate unless the Company and Cyprus Amax mutually agree to extend the agreement. Either party may withdraw upon giving 60 days' notice to the other party.

  Additionally, the Company and Cyprus Amax have entered into an agreement which gives the Company the option to purchase Cyprus Amax's interest in the Cerro Quema gold development project in Panama. The purchase price is to be based on estimated reserves to be established in a feasibility study funded by the Company that has yet to be completed.

  As of March 31, 1994, the Company owed $25.4 million to Cyprus Amax, primarily as a result of advances that were made by Amax to the Company prior to the Cyprus Amax Merger, and Cyprus Amax had guaranteed $53.7 million of the Company's indebtedness. In addition, pursuant to the Stock Purchase Agreement, Cyprus Amax will purchase 3,000,000 shares of Common Stock at a purchase price of $6.888 per share, the average closing price per share of Common Stock for the ten-day period prior to the signing of the commitment letter. The proceeds of the sale will be used to retire indebtedness owed by Amax Gold to Cyprus Amax. Cyprus Amax has also entered into the DOCLOC Agreement to make available to the Company a $100 million double convertible revolving line of credit. Outstanding indebtedness under the DOCLOC Agreement may be repaid by the Company issuing a like amount of its newly created $2.25 Series A Convertible Preferred Stock, which may be converted by Cyprus Amax into a maximum of 12,099,213 shares of the Company's Common Stock at $8.265 per share, a 20% premium over the average closing price per share of Common Stock for the ten-day period prior to the signing of the commitment letter. The Company will have the right to redeem such Convertible Preferred Stock with the Company's Common Stock at a price per share equal to the greater of $5.854 or the average closing price per share (up to $8.265) for a predetermined period prior to redemption. Both the DOCLOC Agreement and the Stock Purchase Agreement provide Cyprus Amax with demand registration rights with respect to shares of Common Stock issued to Cyprus Amax. The ability of the Company to issue its Series A Convertible Preferred Stock to repay indebtedness owed to Cyprus Amax under the DOCLOC Agreement and to issue Common Stock upon conversion or redemption of such Series A Convertible Preferred Stock and the issuance of the shares of Common Stock to Cyprus Amax under the Stock Purchase Agreement are conditioned upon the Company's obtaining the approval of its stockholders by the affirmative vote of 66 2/3% of the shares of the Company's outstanding Common Stock which are not owned by Cyprus Amax and the affirmative vote of 50% of all outstanding shares of the Company's Common Stock at a special meeting of stockholders. The acquisition by Cyprus Amax of 3,000,000 shares of Common Stock under the Stock Purchase Agreement, combined with the potential issuance of up to 12,099,213 shares of Common Stock under the DOCLOC Agreement, could increase Cyprus Amax's ownership of the Company's outstanding shares of Common Stock to approximately 49.7%.

                    PROVEN/PROBABLE GOLD ORE RESERVES

  The following table sets forth the Company's proven/probable gold ore reserves at its operating mines and development properties as of December 31, 1993. Reserves are that part of a mineral deposit that can be economically and legally extracted or produced at the time of reserve determination and are customarily stated in terms of "ore" when dealing with metals. Reserves represent in-place grades and do not reflect losses in the recovery process. Ore reserves at the Sleeper mine, the Hayden Hill mine, the Guanaco mine and the Haile project have been confirmed by DMBW, Inc. (Derry, Michener, Booth &
Wahl), independent consultants, and the ore reserves at the Fort Knox project and the Refugio project have been calculated or confirmed by Mineral Resources Development, Inc., independent consultants, both of which independent consultants are experts in mining, geology and ore reserve determination.

                                                                   THE COMPANY'S
                                                                     SHARE OF
                                                     AVERAGE GOLD    CONTAINED
                                              TONS     ORE GRADE      OUNCES
                                              (000)  (OZ. PER TON)   (000 OZ.)
                                             ------- ------------- -------------
OPERATING MINES
 Sleeper Mine(1)
 Mill ore..................................    1,331     0.115           153
 Heap leach ore............................    5,358     0.018            97
                                             -------     -----         -----
  Total....................................    6,689     0.037           250
 Hayden Hill Mine(2)
 Heap leach ore............................   18,800     0.024           451
 Guanaco Mine
 Heap leach ore............................   12,874     0.049           570(3)
                                             -------                   -----
 Total of operating mines..................   38,363                   1,271
                                             =======                   -----
DEVELOPMENT PROPERTIES
 Fort Knox Project
 Mill ore..................................  174,483     0.024         4,117
 Refugio Project(4)
 Heap leach ore............................  104,383     0.030         1,537(5)
 Haile Project
 Mill ore..................................    6,849     0.101           431(6)
                                             -------                   -----
 Total of development properties...........  285,715                   6,085
                                             =======                   -----
 Total contained ounces....................                            7,356
                                                                       =====

- --------

(1) At December 31, 1993, as a result of production experience and a reinterpretation of geologic and metallurgical data at the Sleeper mine, the Company reduced its proven/probable ore reserves at the mine. The amounts presented represent the reduced reserves.

(2) In July 1993, DMBW, Inc. delivered a revised reserve report showing reserves as of May 1, 1993 and, as a result of its first year's mining experience and the revised reserve report, the Company restated its proven/probable reserves at Hayden Hill to reclassify a significant portion of the deposit as mineralized material. The amounts presented represent such reduced reserves as of May 1, 1993, less ore mined and processed to finished product, as calculated by the Company.

(3) Represents the Company's 90% share of reserves determined as of December 31, 1992 (consisting of both in situ and stockpile ore) less ore mined and processed to finished product during 1993, as calculated by the Company.

(4) Bema Gold Corporation, a publicly traded company based in Vancouver, British Columbia and the Company's joint venture partner in the Refugio project, reports the amount of reserves for the Refugio project in accordance with Canadian law. The Company's reserve numbers are based on United States securities laws and are somewhat lower than Bema's reported reserves in contained ounces of gold because they do not include mineralized material which does not satisfy the Commission's definition of ore reserve.

(5) Represents the Company's 50% share.

(6) Represents the Company's 62.5% share.

                                USE OF PROCEEDS

  Unless a Prospectus Supplement indicates otherwise, the Company intends to use the net proceeds to be received from the sale of the Securities to finance the Company's operations, for the continued development of its gold projects, for repayment of indebtedness, including indebtedness to Cyprus Amax, which was $25.4 million as of March 31, 1994, and for other general corporate purposes. Pending the application of the net proceeds, the Company expects to invest such proceeds in short-term, interest-bearing instruments or other investment-grade securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for the Company was as follows for the three months ended March 31, 1994 and 1993, and the years ended December 31, 1993, 1992, 1991, 1990 and 1989:

                                   THREE MONTHS
                                       ENDED
                                     MARCH 31,       YEAR ENDED DECEMBER 31,
                                   --------------  ------------------------------
                                    1994    1993   1993 1992  1991   1990   1989
                                   ------  ------  ---- ----  -----  -----  -----
Consolidated ratio of earnings to
 fixed charges (unaudited).......     --      --   --   3.06x 19.85x 69.13x 37.92x

  For purposes of the ratio of earnings to fixed charges, "earnings" consist of income before income taxes, before the cumulative effect of accounting changes and the 10% minority interest in the losses of Compania Minera Amax Guanaco, and excluding the Canamax Resources Inc. ("Canamax") equity losses and Canamax write-downs, amortization of capitalized interest and fixed charges. "Fixed charges" consist of total interest and bank fees, whether expensed or capitalized, and one-third of rents, which management believes is a reasonable approximation of an interest factor. For the three month periods ended March 31, 1994 and 1993, earnings were inadequate to cover fixed charges by $7.4 million and $9.0 million, respectively, due to operating losses. For the year ended December 31, 1993, earnings were inadequate to cover fixed charges by $121.8 million due to pre-tax asset write-downs of approximately $87.7 million and operating losses.

                  DESCRIPTION OF SUBORDINATED DEBT SECURITIES

  The following description of the Subordinated Debt Securities sets forth the material terms and provisions of the Subordinated Debt Securities to which any Prospectus Supplement may relate (the "Offered Debt Securities"). The particular terms of any Offered Debt Securities and the extent, if any, to which such general provisions may apply will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Subordinated Debt Securities will be general unsecured subordinated obligations of the Company. The Subordinated Debt Securities will be issued under an Indenture (the "Indenture") to be entered into between the Company and the trustee named in the Indenture. A copy of the form of the Indenture will be filed as an exhibit to the Registration Statement of which this Prospectus is a part. The trustee under the Indenture (and any successor thereto under the Indenture) is referred to herein as the "Trustee." The statements herein relating to the Subordinated Debt Securities and the Indenture are summaries only and do not purport to be complete. Such summaries make use of terms defined in the Indenture. Wherever such terms are used herein or particular provisions of the Indenture are referred to, such terms or provisions, as the case may be, are incorporated by reference as part of the statements made herein, and such statements are qualified in their entirety by such reference. Certain defined terms in the Indenture are capitalized herein.

GENERAL

  The Indenture does not limit the aggregate principal amount of Subordinated Debt Securities which can be issued thereunder and provides that Subordinated Debt Securities may be issued from time to time thereunder in one or more series, each in an aggregate principal amount authorized by Amax Gold prior to issuance. The Subordinated Debt Securities may be issued at various times with different maturity dates and different principal repayment provisions, may bear interest at different rates, may be payable in currencies other than United States dollars, in composite currencies or in amounts determined by reference to the price, rate or value of one or more specified commodities, currencies or indices, and may otherwise vary, all as provided in the Indenture. Subordinated Debt Securities of a series may be issued in registered form without coupons ("Registered Debt Securities"), in bearer form with or without coupons attached ("Bearer Debt Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

  Unless otherwise indicated in a Prospectus Supplement, the Subordinated Debt Securities will not benefit from any covenant or other provision that would afford holders of such Subordinated Debt Securities protection in the event of a highly leveraged transaction involving Amax Gold.

  Reference is made to the applicable Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the title and aggregate principal amount of the Offered Debt Securities; (ii) the date or dates on which the Offered Debt Securities will mature; (iii) the rate or rates (which may be fixed or variable) per annum, if any, at which the Offered Debt Securities will bear interest or the method of determining such rate or rates; (iv) the date or dates from which such interest, if any, will accrue and the date or dates at which such interest, if any, will be payable; (v) the terms for redemption or early payment, if any, including any mandatory or optional sinking fund or analogous provision; (vi) the terms for conversion or exchange, if any, of the Offered Debt Securities; (vii) whether such Offered Debt Securities will be issued as Registered Debt Securities, Bearer Debt Securities or any combination thereof, and any limitations on issuance of such Bearer Debt Securities and any provisions regarding the transfer or exchange of such Bearer Debt Securities (including exchange for registered Offered Debt Securities of the same series);
(viii) whether such Offered Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issued in temporary global form or permanent global form; (ix) information with respect to book-entry procedures, if any; (x) the currency, currencies or currency unit or units in which such Offered Debt Securities will be denominated and in which the principal of, and premium and interest, if any, on such Offered Debt Securities will be payable;
(xi) whether, and the terms and conditions on which, Amax Gold or a holder may elect that, or the other circumstances under which, payment of principal of (or premium, if any) or interest, if any, on such Offered Debt Securities is to be made in a currency or currencies or currency unit or units other than that in which such Offered Debt Securities are denominated; (xii) each office or agency where the Offered Debt Securities may be presented for registration of transfer or exchange, if applicable; (xiii) the place or places where the principal of (and premium, if any) or interest, if any, on the Offered Debt Securities will be payable; (xiv) any additional covenants or events of default not currently set forth in the Indenture that may be included in the terms of the Offered Debt Securities; (xv) any index or formula to be used to determine the amount of payments of principal of (and premium, if any) or interest, if any, on such Offered Debt Securities, and any commodities, currencies, currency units or indices, or value, rate or price, relevant to such determination; and (xvi) any other specific terms of the Offered Debt Securities. Reference is also made to the applicable Prospectus Supplement for information with respect to the price (expressed as a percentage of the aggregate principal amount of the Offered Debt Securities) at which the Offered Debt Securities will be issued, if other than 100 percent.

  No service charge will be made for any registration of transfer or exchange of the Subordinated Debt Securities, but Amax Gold may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 3.5)

  The Company has from time to time entered into, and will in the future enter into, credit agreements to fund its operations. Such credit agreements may be secured by the assets of the Company, secured by the assets of the Company's subsidiaries and/or guaranteed by the Company or the Company's subsidiaries. To the extent that such credit agreements are so secured or guaranteed, the lenders under such credit agreements will have priority over the holders of the Subordinated Debt Securities with respect to the assets of the Company or its subsidiaries which secure such credit agreements and guarantees.

  Amax Gold currently conducts substantial operations through subsidiaries, and the holders of Subordinated Debt Securities will have a junior position to any claims of creditors and any preferred stockholders of the Company's subsidiaries. Claims of creditors of such subsidiaries, including trade creditors, secured creditors, taxing authorities and creditors holding guarantees, and claims of holders of any such preferred stock will generally have priority as to the assets of such subsidiaries over the claims and equity interest of the Company and, thereby indirectly, the holders of indebtedness of the Company, including the Subordinated Debt Securities.

  Offered Debt Securities may be sold at a discount (which may be substantial) below their stated principal amount bearing no interest or interest at a rate which at the time of issuance is below market rates. Any material United States federal income tax consequences and other special considerations applicable to any Offered Debt Securities will be described in the Prospectus Supplement relating to any such Offered Debt Securities.

  If any of the Offered Debt Securities are sold for any foreign currency or currency unit or if the principal of (or premium, if any) or interest, if any, on any series of the Offered Debt Securities is payable in any foreign currency or currency unit, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Offered Debt Securities and such foreign currency or currency unit will be set forth in the Prospectus Supplement relating thereto.

SUBORDINATION

  The payment of the principal of (and premium, if any) and interest, if any, on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company. (Section 15.1)

  In the event of any dissolution or winding up, or total or partial liquidation or reorganization of the Company, whether in bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of Senior Indebtedness will be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Subordinated Debt Securities are entitled to receive any payment on account of principal (or premium, if any) or interest, if any, on the Subordinated Debt Securities. (Section 15.2)

  In the event and during the continuation of any default in the payment of principal of (or premium, if any) or interest on or other monetary obligation with respect to any Senior Indebtedness beyond any applicable grace period with respect thereto or, in the event that any event of default with respect to any Senior Indebtedness shall have occurred and be continuing permitting the holders of such Senior Indebtedness (or a trustee or other representative on behalf of the holders thereof) to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and, if any such Senior Indebtedness shall have been accelerated, such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default, then no Securities Payment shall be made. (Section 15.4)

  The term "Senior Indebtedness" is defined in the Indenture as all amounts due on and obligations in connection with any of the following, whether outstanding at the date of execution of the Indenture, or thereafter incurred, assumed, guaranteed or otherwise created (including, without limitation, interest accruing on or after a bankruptcy or other similar event, whether or not an allowed claim therein): (a) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company for money borrowed, or evidenced by bonds, debentures, notes or similar instruments; (b) reimbursement obligations and other liabilities (contingent or otherwise) of the Company with respect to letters of credit or banker's acceptances issued for the account of the Company and interest rate protection agreements and currency exchange or purchase agreements; (c) obligations and liabilities (contingent or otherwise) related to capitalized lease obligations of the Company; (d) indebtedness, obligations and other liabilities (contingent or otherwise) of the Company related to agreements or arrangements designed to protect the Company or any of its subsidiaries against fluctuations in commodity prices, including, without limitation, commodity futures contracts or similar hedging instruments; (e) indebtedness of others of kinds described in the preceding clauses (a) through
(d) that the Company has assumed, guaranteed or otherwise assured the payment of directly or indirectly; (f) any indebtedness of another person described in the preceding clauses (a) through (e) secured by any mortgage, pledge, lien or other encumbrance on any property owned or held by the Company; and (g) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligations or liabilities described in clauses (a) through (f); unless, in any case, the instrument creating or evidencing such indebtedness, obligation, liability, guaranty, assumption, deferral, renewal, extension or refunding provides that such indebtedness, obligation, liability, guarantee, assumption, deferral, renewal, extension or refunding is not senior in right of payment to the Subordinated Debt Securities or that such indebtedness is pari passu with or junior to the Subordinated Debt Securities. (Section 1.1)

CONVERSION OR EXCHANGE OF SUBORDINATED DEBT SECURITIES

  If so indicated in the applicable Prospectus Supplement with respect to a particular series of Subordinated Debt Securities, such series will be convertible or exchangeable into Securities, Common Stock of the Company or other securities or other property on the terms and conditions set forth therein. (Article 14)

COVENANTS

  The Indenture requires the Company to covenant, among other things, with respect to each series of Subordinated Debt Securities: (i) to duly and punctually pay the principal of (and premium, if any) and interest, if any, on such series of Subordinated Debt Securities; (ii) to maintain an office or agency in each Place of Payment where Subordinated Debt Securities may be presented or surrendered for payment, transferred or exchanged and where notices to the Company may be served; (iii) if the Company shall act as its own Paying Agent for any series of Subordinated Debt Securities, to segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest, if any, so becoming due; (iv) to deliver to the Trustee, within 120 days after the end of each fiscal year, a written statement to the effect that the Company has fulfilled all its obligations under the Indenture throughout such year; (v) to preserve its corporate existence; (vi) to maintain its properties; and (vii) to pay its taxes and other claims, in each case, as required by the Indenture. In addition, the Prospectus Supplement with respect to any series of Subordinated Debt Securities may describe additional covenants applicable to such series which are not currently set forth in the Indenture. (Article 10)

EVENTS OF DEFAULT

  Unless otherwise provided in the Prospectus Supplement with respect to any series of Subordinated Debt Securities, the following are Events of Default under the Indenture with respect to the Subordinated Debt Securities of such series issued under the Indenture: (a) failure to pay principal of (or premium, if any, on) any Subordinated Debt Security of such series when due;
(b) failure to pay interest, if any, on any Subordinated Debt Security of such series when due, continued for 30 days; (c) failure to deposit any mandatory sinking fund payment, when due, in respect of the Subordinated Debt Securities of such series; (d) failure to perform any other covenant of the Company in the Indenture (other than a covenant included in the Indenture for the benefit of a series of Subordinated Debt Securities other than such series), continued for 60 days after written notice as provided in the Indenture; (e) certain events of bankruptcy, insolvency or reorganization; and (f) any other Event of Default as may be established with respect to Subordinated Debt Securities of such series (including, without limitation, any Event of Default arising out of a default which results in the acceleration of certain indebtedness or a default in the payment of any amounts due on certain indebtedness). (Sections
3.1 and 5.1) If an Event of Default in clause (a), (b), (c), (d) or (f) above with respect to any outstanding series of Subordinated Debt Securities occurs and is continuing, either the Trustee or the holders of at least 25% in principal amount of all outstanding Subordinated Debt Securities of such series (or of all outstanding Subordinated Debt Securities under the Indenture) may declare the principal amount of all the Subordinated Debt Securities of the applicable series to be due and payable immediately. If an Event of Default described in clause (e) shall occur, the principal amount of the Subordinated Debt Securities of all series ipso facto shall become and be immediately due and payable without any declaration or other act on the part of the Trustee, any holder or any other person. At any time after a declaration of acceleration has been made, but before a judgment has been obtained, the holders of a majority in principal amount of the outstanding Subordinated Debt Securities of such series (or of all outstanding Subordinated Debt Securities under the Indenture, as the case may be) may, under certain circumstances, rescind and annul such acceleration. In addition, the Prospectus Supplement with respect to any series of Subordinated Debt Securities may describe additional Events of Default applicable to such series which are not currently set forth in the Indenture. (Section 5.2)

  The Indenture provides that the Trustee will, within 90 days after the occurrence of a default in respect of any series of Subordinated Debt Securities known to the Trustee, give to the holders of the Subordinated Debt Securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Subordinated Debt Securities of such series, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Subordinated Debt Securities of such series; and provided, further, that such notice shall not be given until at least 30 days after the occurrence of a default in the performance, or breach, of any covenant or warranty of the Company under the Indenture, other than for the payment of the principal of (or premium, if any) or any interest on, or any sinking fund installment with respect to, any Subordinated Debt Securities of such series. For the purpose of this provision, "default" with respect to Subordinated Debt Securities of any series means any event which is, or after notice or lapse of time, or both, would become, an Event of Default with respect to the Subordinated Debt Securities of such series. (Section 6.2)

  The holders of a majority in principal amount of the outstanding Subordinated Debt Securities of any series (or, in certain cases, of all outstanding Subordinated Debt Securities under the Indenture) have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Subordinated Debt Securities of such series (or of all outstanding Subordinated Debt Securities under the Indenture, as the case may be). (Section 5.12) Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of the Subordinated Debt Securities unless they shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 6.3)

  The holders of a majority in principal amount of the outstanding Subordinated Debt Securities of any series (or, in certain cases, of all outstanding Subordinated Debt Securities under the Indenture) may on behalf of the holders of all Subordinated Debt Securities of such series (or of all outstanding Subordinated Debt Securities under the Indenture, as the case may be) waive any past default under the Indenture, except a default in the payment of the principal of (or premium, if any) or interest on any Subordinated Debt Security or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Subordinated Debt Security affected. (Section 5.13) The holders of a majority in principal amount of the outstanding Subordinated Debt Securities affected thereby may, on behalf of the holders of all such Subordinated Debt Securities, waive compliance by Amax Gold with certain restrictive provisions of the Indenture. (Section 10.9)

  Amax Gold is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 10.4)

MODIFICATION

  Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of a majority in principal amount of each series of outstanding Subordinated Debt Securities affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding Subordinated Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of interest on, any Subordinated Debt Security, (b) reduce the principal amount of, or the premium (if any) or interest on, any Subordinated Debt Security, (c) change the Place of Payment or currency, currencies, or currency unit or units of payment of principal of, or premium (if any) or interest on, any Subordinated Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Subordinated Debt Security or (e) reduce the percentage in principal amount of outstanding Subordinated Debt Securities the consent of whose holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 9.2)

  The Indenture provides that Amax Gold and the Trustee may, without the consent of any holders of Subordinated Debt Securities, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, securing the Subordinated Debt Securities, adding additional Events of Default or curing ambiguities or inconsistencies in the Indenture, provided any such action to cure ambiguities or inconsistencies shall not adversely affect the interests of the holders of the Subordinated Debt Securities or any related coupons in any material respect. (Section 9.1)

CONSOLIDATION, MERGER AND SALE OF ASSETS

  Amax Gold, without the consent of any holders of outstanding Subordinated Debt Securities, may consolidate with or merge into, or convey, transfer or lease its assets substantially as an entirety to, any person, provided that the person formed by such consolidation or into which Amax Gold is merged or which acquires or leases the assets of Amax Gold substantially as an entirety is a corporation, partnership or trust organized under the laws of any United States jurisdiction and assumes by supplemental indenture the Company's obligations on the Securities and under the Indenture, that after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 8.1) Upon compliance with these provisions by a successor person, Amax Gold will be relieved of its obligations under the Indenture and the Subordinated Debt Securities. (Section 8.2)

DISCHARGE AND DEFEASANCE

   Unless the Prospectus Supplement in respect of any series of Subordinated Debt Securities shall state otherwise, Amax Gold may terminate its obligations under the Indenture with respect to Subordinated Debt Securities of any series, other than its obligation to pay the principal of (and premium, if any) and interest on such Subordinated Debt Securities and certain other obligations, if
(i) Amax Gold irrevocably deposits or causes to be irrevocably deposited with the Trustee as trust funds money or Government Obligations maturing as to principal and interest sufficient to pay the principal of, any interest on, and any mandatory sinking funds in respect of, all outstanding Subordinated Debt Securities of such series on the stated maturity of such payments or on any redemption date, (ii) Amax Gold has delivered to the Trustee an opinion of counsel to the effect that the holders of Subordinated Debt Securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such discharge and will be subject to United States federal income tax on the same amount and in the same manner and at the same time as would have been the case if such discharge had not occurred, (iii) Amax Gold complies with any additional conditions specified to be applicable with respect to the covenant defeasance of Subordinated Debt Securities of such series, and (iv) no default or Event of Default with respect to the Subordinated Debt Securities of such issue shall have occurred and be continuing on the date of such deposit or, in so far as they relate to certain events of bankruptcy or insolvency, at any time in the period ending on the 91st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period).

  The terms of any series of Subordinated Debt Securities may also provide for legal defeasance pursuant to the Indenture. In such case, if Amax Gold (i) irrevocably deposits or causes to be irrevocably deposited money or Government Obligations as described above and complies with the other provisions described above (except that the opinion referred to in clause (ii) above must be based on a ruling by the Internal Revenue Service or other change under applicable federal income tax law), (ii) makes a request to the Trustee to be discharged from its obligations on the Subordinated Debt Securities of such series and
(iii) complies with any additional conditions specified to be applicable with respect to legal defeasance of Securities of such series, then Amax Gold shall be deemed to have paid and discharged the entire indebtedness on all the outstanding Subordinated Debt Securities of such series and the obligations of Amax Gold under the Indenture and the Subordinated Debt Securities of such series to pay the principal of (and premium, if any) and interest on the Subordinated Debt Securities of such series shall cease, terminate and be completely discharged, and the holders thereof shall thereafter be entitled only to payment out of the money or Government Obligations deposited with the Trustee as aforesaid, unless Amax Gold's obligations are revived and reinstated because the Trustee is unable to apply such trust fund by reason of any legal proceeding, order or judgment. (Articles 4 and 13)

FORM, EXCHANGE, REGISTRATION AND TRANSFER

  Subordinated Debt Securities are issuable in definitive form as Registered Debt Securities, as Bearer Debt Securities or both. Unless otherwise indicated in an applicable Prospectus Supplement, Bearer Debt Securities will have interest coupons attached. Subordinated Debt Securities are also issuable in temporary or permanent global form. (Section 3.1)

  Registered Debt Securities of any series will be exchangeable for other Registered Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, with respect to any series of Bearer Debt Securities, at the option of the holder, subject to the terms of the Indenture, such Bearer Debt Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) will be exchangeable into Registered Debt Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer Debt Securities surrendered in exchange for Registered Debt Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest accrued as of such date will not be payable in respect of the Registered Debt Security issued in exchange for such Bearer Debt Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. (Section 3.5)

  In connection with its sale during the restricted period (as defined below), no Bearer Debt Security (including a Subordinated Debt Security in permanent global form that is either a Bearer Debt Security or exchangeable for Bearer Debt Securities) shall be mailed or otherwise delivered to any location in the United States (as defined under "--Limitations on Issuance of Bearer Debt Securities") and a Bearer Debt Security may be delivered outside the United States in definitive form in connection with its original issuance only if prior to delivery the person entitled to receive such Bearer Debt Security furnishes written certification, in the form required by the Indenture, to the effect that such Bearer Debt Security is owned by: (a) a person (purchasing for its own account) who is not a United States person (as defined under "-- Limitations on Issuance of Bearer Debt Securities"); (b) a United States person who (i) is a foreign branch of a United States financial institution purchasing for its own account or for resale or (ii) acquired such Bearer Debt Security through the foreign branch of a United States financial institution and who for purposes of the certification holds such Bearer Debt Security through such financial institution on the date of certification and, in either case, such United States financial institution certifies to Amax Gold or the distributor selling the Bearer Debt Security within a reasonable time stating that it agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, or (c) a United States or foreign financial institution for purposes of resale within the "restricted period" as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7). A financial institution described in clause (c) of the preceding sentence (whether or not also described in clauses (a) and (b)) must certify that it has not acquired the Bearer Debt Security for purpose of resale, directly or indirectly, to a United States person or to a person within the United States or its possessions. In the case of a Bearer Debt Security in permanent global form, such certification must be given in connection with notation of a beneficial owner's interest therein in connection with the original issuance of such Subordinated Debt Security or upon exchange of a portion of a temporary global Subordinated Debt Security. (Section 3.3)

  Subordinated Debt Securities may be presented for exchange as provided above, and Registered Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Security Registrar or at the office of any transfer agent designated by Amax Gold for such purpose with respect to any series of Subordinated Debt Securities and referred to in the applicable Prospectus Supplement, without a service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. Amax Gold may appoint the Trustee as Security Registrar. (Section 3.5) If a Prospectus Supplement refers to any transfer agents (in addition to the Security Registrar) initially designated by Amax Gold with respect to any series of Subordinated Debt Securities, Amax Gold may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Subordinated Debt Securities of a series are issued solely as Registered Debt Securities, Amax Gold will be required to maintain a transfer agent in each Place of Payment for such series and, if Subordinated Debt Securities of a series are issued as Bearer Debt Securities, Amax Gold will be required to maintain (in addition to the Security Registrar) a transfer agent in a Place of Payment located outside the United States for Bearer Securities of such series. Amax Gold may at any time designate additional transfer agents with respect to any series of Subordinated Debt Securities. (Section 10.2)

  In the event of any redemption in part, Amax Gold shall not be required to
(i) issue, register the transfer of or exchange Subordinated Debt Securities of any series during a period beginning at the opening of business 15 days prior to the day of mailing or first publication, as the case may be, of the relevant notice of redemption of Subordinated Debt Securities of that series for redemption and ending on the close of business on (A) if Subordinated Debt Securities of the series are issued only as Registered Debt Securities, the day of mailing of the relevant notice of redemption and (B) if Subordinated Debt Securities of the series are issued as Bearer Debt Securities, the day of the first publication of the relevant notice of redemption except that, if Securities of the series are also issued as Registered Debt Securities and there is no publication, the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Debt Security being redeemed in part; or (iii) exchange any Bearer Debt Security called for redemption, except to exchange such Bearer Debt Security for a Registered Debt Security of that series and like tenor which is simultaneously surrendered for redemption. (Section 3.5)

PAYMENT AND PAYING AGENTS

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and any premium) and interest on Bearer Debt Securities will be payable, subject to any applicable laws and regulations in the designated currency or currency unit, at the offices of such Paying Agents outside the United States as Amax Gold may designate from time to time, at the option of the Company, by check or by transfer to an account maintained by the payee with a bank located outside the United States; provided, however, that the written certification described above under "--Form, Exchange, Registration and Transfer" has been delivered prior to the first actual payment of interest. (Section 3.7) Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on Bearer Debt Securities on any Interest Payment Date will be made only against surrender to the Paying Agent of the coupon relating to such Interest Payment Date. (Section 10.1) No payment with respect to any Bearer Debt Security will be made at any office or agency of Amax Gold in the United States or by check mailed to any address in the United States or by transfer to any account maintained with a bank located in the United States, nor shall any payments be made in respect of Bearer Debt Securities upon presentation to Amax Gold or its designated Paying Agents within the United States. Notwithstanding the foregoing, payments of principal of (and any premium) and interest on Bearer Debt Securities denominated and payable in U.S. dollars will be made at the office of Amax Gold's Paying Agent in the United States, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 10.2)

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and any premium) and interest on Registered Debt Securities will be made in the designated currency or currency unit at the office of such Paying Agent or Paying Agents as Amax Gold may designate from time to time, except that at the option of Amax Gold payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Debt Securities will be made to the person in whose name such Registered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 3.7)

  Unless otherwise indicated in the applicable Prospectus Supplement, the Corporate Trust Office of the Trustee will be designated as a Paying Agent for Amax Gold for payments with respect to

Subordinated Debt Securities which are issuable solely as Registered Debt Securities, and Amax Gold will maintain a Paying Agent outside the United States for payments with respect to Subordinated Debt Securities (subject to limitations described above in the case of Bearer Debt Securities) which are issued solely as Bearer Debt Securities, or as both Registered Debt Securities and Bearer Debt Securities. Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Amax Gold for the Subordinated Debt Securities will be named in an applicable Prospectus Supplement. Amax Gold may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Subordinated Debt Securities of a series are issued solely as Registered Debt Securities, Amax Gold will be required to maintain a Paying Agent in each Place of Payment for such series and, if Subordinated Debt Securities of a series are issued as Bearer Securities, Amax Gold will be required to maintain (i) a Paying Agent in the United States for principal payments with respect to any Registered Debt Securities of the series (and for payments with respect to Bearer Debt Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 10.2)

  All moneys paid by Amax Gold to a Paying Agent for the payment of principal of and any premium or interest on any Subordinated Debt Security which remain unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will (subject to applicable escheat laws) be repaid to Amax Gold and the holder of such Subordinated Debt Security or any coupon will thereafter look only to Amax Gold for payment thereof. (Section 10.3)

TEMPORARY GLOBAL SECURITIES

  If so specified in the applicable Prospectus Supplement, all or any portion of the Subordinated Debt Securities of a series which are issuable as Bearer Debt Securities will initially be represented by one or more temporary global Subordinated Debt Securities, to be deposited with a common depository in London for the Euroclear System ("Euroclear") and CEDEL S.A. ("CEDEL") for credit to the designated accounts. Not later than the date determined as provided in any such temporary global Subordinated Debt Security and described in the applicable Prospectus Supplement, each such temporary global Subordinated Debt Security will be exchangeable for definitive Bearer Debt Securities, definitive Registered Debt Securities or all or a portion of a permanent global security, or any combination thereof, as specified in the applicable Prospectus Supplement, but, unless otherwise specified in the applicable Prospectus Supplement, only upon receipt of written certification in the form and to the effect described under "--Form, Exchange, Registration and Transfer." No Bearer Debt Security delivered in exchange for a portion of a temporary global Subordinated Debt Security will be mailed or otherwise delivered to any location in the United States in connection with such exchange. (Section 3.4)

  Unless otherwise specified in the applicable Prospectus Supplement, interest in respect of any portion of a temporary global Subordinated Debt Security payable in respect of an Interest Payment Date occurring prior to the issuance of definitive Subordinated Debt Securities or a permanent global Subordinated Debt Security will be paid to each of Euroclear and CEDEL with respect to the portion of the temporary global Subordinated Debt Security held for its account. Each of Euroclear and CEDEL will undertake in such circumstances to credit such interest received by it in respect of a temporary global Subordinated Debt Security to the respective accounts for which it holds such temporary global Subordinated Debt Security only upon receipt in each case of written certification in the form and to the effect described above under "-- Form, Exchange, Registration and Transfer" as of the relevant Interest Payment Date regarding the portion of such temporary global Subordinated Debt Security on which interest is to be so credited. (Section 3.4)

PERMANENT GLOBAL SECURITIES

  If any Subordinated Debt Securities of a series are issuable in permanent global form, the applicable Prospectus Supplement will describe the circumstances, if any, under which beneficial owners of interests in any such permanent global Subordinated Debt Securities may exchange such interests for Subordinated Debt Securities of such series and of like tenor and principal amount in any authorized form and denomination. No Bearer Debt Security delivered in exchange for a portion of a permanent global Subordinated Debt Security shall be mailed or otherwise delivered to any location in the United States in connection with such exchange. A person having a beneficial interest in a permanent global Subordinated Debt Security, will, except with respect to payment of principal of and any premium and interest on such permanent global Subordinated Debt Security, be treated as a holder of such principal amount of Outstanding Debt Securities represented by such permanent global Subordinated Debt Security as shall be specified in a written statement of the holder of such permanent global Subordinated Debt Security or, in the case of a permanent global Subordinated Debt Security in bearer form, of the operator of Euroclear or CEDEL which is provided to the Trustee by such person. Principal of and any premium and interest on a permanent global Subordinated Debt Security will be payable in the manner described in the applicable Prospectus Supplement. (Section 2.5)

BOOK-ENTRY DEBT SECURITIES

  The Subordinated Debt Securities of a series may be issued, in whole or in part, in the form of one or more global Subordinated Debt Securities that would be deposited with a depository or its nominee identified in the applicable Prospectus Supplement. The specific terms of any depository arrangement with respect to any portion of a series of Subordinated Debt Securities and the rights of, and limitations on, owners of beneficial interests in any such global Subordinated Debt Security representing all or a portion of a series of Subordinated Debt Securities will be described in the applicable Prospectus Supplement. (Section 2.6)

LIMITATIONS ON ISSUANCE OF BEARER DEBT SECURITIES

  In compliance with United States federal tax laws and regulations, Bearer Debt Securities (including securities in permanent global form that are either Bearer Debt Securities or exchangeable for Bearer Debt Securities) will not be offered or sold during the restricted period (as defined in United States Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7)) (generally, the first 40 days after the closing date, and, with respect to unsold allotments, until sold) within the United States or to United States persons (each as defined below) other than to an office located outside the United States of a United States financial institution (as defined in Section 1.165-12(c)(1)(v) of the United States Treasury Regulations), purchasing for its own account or for resale or for the account of certain customers, that provides a certificate stating that it agrees to comply with the requirements of Section 165(j)(3)(A),
(B) or (C) of the Code and the United States Treasury Regulations thereunder, or to certain other persons described in Section 1.163-5(c)(2)(i)(D)(1)(iii)(B) of the United States Treasury Regulations. Moreover, such Bearer Debt Securities will not be delivered in connection with their sale during the restricted period within the United States. Any underwriters and dealers participating in the offering of Bearer Debt Securities must covenant that they will not offer or sell during the restricted period any Bearer Debt Securities within the United States or to United States persons (other than the persons described above) or deliver in connection with the sale of Bearer Debt Securities during the restricted period any Bearer Debt Securities within the United States and that they have in effect procedures reasonably designed to ensure that their employees and agents who are directly engaged in selling the Bearer Debt Securities are aware of the restrictions described above. No Bearer Debt Security (other than a temporary global Bearer Debt Security) will be delivered in connection with its original issuance nor will interest be paid on any Bearer Debt Security until receipt by Amax Gold of the written certification described above under "--Form, Exchange, Registration and Transfer." Each Bearer Debt Security, other than a temporary global Bearer Debt Security, will bear a legend to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code."

  As used herein, "United States person" means any citizen or resident of the United States, any corporation, partnership or other entity created or organized in or under the laws of the United States and any estate or trust the income of which is subject to United States federal income taxation regardless of its source, and "United States" means the United States of America (including the states and the District of Columbia) and its possessions.

MEETINGS

  The Indenture contains provisions for convening meetings of the holders of Subordinated Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by Amax Gold or the holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as described under "-Notices" below. Except for any consent that must be given by the holder of each Outstanding Debt Security affected thereby, as described under "-Modification" above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except for any consent that must be given by the holder of each Outstanding Debt Security affected thereby, as described under "-Modification" above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of the Outstanding Debt Securities of a series, may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Except for any consent that must be given by the holder of each Outstanding Debt Security affected thereby, as described under "--Modification" above, any resolution passed or decision taken at any meeting of holders of Subordinated Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Subordinated Debt Securities of that series and any related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series. (Article 16)

NOTICES

  Except as otherwise provided in the Indenture, notices to holders of Bearer Debt Securities will be given by publication at least twice in a daily newspaper in the City of New York and London or other capital city in Western Europe and in such other city or cities as may be specified in such Securities. Notices to holders of Registered Debt Securities will be given by mail to the addresses of such holders as they appear in the Security Register. (Section 1.6)

THE TRUSTEE

  The Indenture contains certain limitations on the right of the Trustee, to the extent it is a creditor of Amax Gold, to obtain payment of claims in certain cases and to realize on certain property received with respect to any such claims, as security or otherwise. (Section 6.13) The Trustee is permitted to engage in other transactions, except that, if it acquires any conflicting interest within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign. (Section 6.8)

                         DESCRIPTION OF PREFERRED STOCK

  The Company's Restated Certificate of Incorporation currently authorizes the issuance of 10,000,000 shares of preferred stock, par value $1.00 per share, issuable in series. The Board of Directors of the Company is authorized to approve the issuance of one or more series of preferred stock without further authorization of the stockholders of Amax Gold and to fix the number of shares, the designations, the relative rights and preferences and the limitations of any such series.

  No shares of preferred stock are currently outstanding, but Amax Gold has reserved for issuance 2,000,000 shares of Series A Preferred Stock, issuable by Amax Gold in repayment of outstanding indebtedness under the DOCLOC Agreement. See "Description of Capital Stock--Series A Preferred Stock."

  The applicable Prospectus Supplement sets forth the number of shares, particular designation, relative rights and preferences and the limitations of any series of Preferred Stock in respect of which this Prospectus is delivered. The particular terms of any such series will include the following:

    (i) The maximum number of shares to constitute the series and the designation thereof;

    (ii) The annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate, whether dividends will be cumulative and whether such dividends shall be paid in cash, Common Stock or otherwise;

    (iii) Whether the shares of the series will be redeemable and, if so, the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends thereon that the holders of shares of the series shall be entitled to receive upon the redemption thereof;

    (iv) The liquidation preference, if any, applicable to shares of the series;

    (v) Whether the shares of the series will be subject to operation of a retirement or sinking fund and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

    (vi) The terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock of Amax Gold or another corporation or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

    (vii)  The voting rights, if any, of the shares of the series;

    (viii) The currency or units based on or relating to currencies in which such series is denominated and/or in which payments will or may be payable;

    (ix) The methods by which amounts payable in respect of such series may be calculated and any commodities, currencies or indices, or price, rate or value, relevant to such calculation;

    (x)    Any listing of the shares of the series on a securities exchange; and

    (xi) Any other preferences and relative, participating, optional or other rights or qualifications, limitations or restrictions thereof.

  Any material United States federal income tax consequences and other special considerations to any offered Preferred Stock will be described in the Prospectus Supplement relating to the offering and sale of such Preferred Stock.

                            DESCRIPTION OF WARRANTS

GENERAL

  The Company may issue Warrants to purchase Common Stock. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between the Company and a warrant agent (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement will be set forth in the applicable Prospectus Supplement.

  The applicable Prospectus Supplement will describe the following terms of any Warrants in respect of which this Prospectus is delivered: (i) the title of such Warrants; (ii) the price or prices at which such Warrants will be issued;
(iii) the periods during which the Warrants are exercisable; (iv) the number of shares of Common Stock for which each Warrant is exercisable; (v) the exercise price for such Warrants, including any changes to or adjustments in the exercise price; (vi) the currency or currencies, including composite currencies, in which the exercise price of such Warrants may be payable; (vii) if applicable, a discussion of material United States federal income tax considerations; (viii) any listing of the Warrants on a securities exchange; and (ix) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

  The Company is authorized by its Restated Certificate of Incorporation to issue 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. As of March 31, 1994, there were approximately 78.2 million shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding, but 2,000,000 shares of preferred stock had been designated by the Board of Directors of Amax Gold as "$2.25 Series A Convertible Preferred Stock." All of the shares of Series A Preferred Stock have been reserved for issuance under the DOCLOC Agreement. See "--Series A Preferred Stock."

COMMON STOCK

  The Company's Restated Certificate of Incorporation authorizes the issuance of 200,000,000 shares of Common Stock. A summary of the terms and provisions of the Common Stock is set forth below.

  Dividends. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board out of funds legally available therefor, provided that if any shares of the Series A Preferred Stock, the Preferred Stock issued in connection with this Prospectus and the accompanying Prospectus Supplement, or any other shares of preferred stock are at the time outstanding, the payment of dividends on Common Stock or other distributions (including purchases of Common Stock) will be subject to the declaration and payment of all cumulative dividends on outstanding shares of the Series A Preferred Stock and may be subject to the declaration and payment of all cumulative dividends on outstanding shares of the Preferred Stock issued in connection with this Prospectus and the accompanying Prospectus Supplement and any other shares of preferred stock which are then outstanding.

  Liquidation. In the event of the dissolution, liquidation or winding up of Amax Gold, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Amax Gold's indebtedness, and the aggregate liquidation preference of the Series A Preferred Stock, any Preferred Stock issued in connection with this Prospectus and the accompanying Prospectus Supplement and any other shares of preferred stock then outstanding.

  Voting. The Company's stockholders are entitled to one vote for each share on all matters voted on by stockholders, including election of directors. Shares of Common Stock held by the Company or any entity controlled by the Company do not have voting rights and are not counted in determining the presence of a quorum. Directors are elected annually. Holders of Common Stock have no cumulative voting rights.

  No Other Rights. The holders of Common Stock do not have any conversion, redemption or preemptive rights.

  Transfer Agent. The transfer agent for the Common Stock is Chemical Bank, 450 West 33rd Street, New York, New York 10001.

  Listing. Shares of the Company's outstanding Common Stock are listed on the New York and Toronto Stock Exchanges.

SERIES A PREFERRED STOCK

  The $2.25 Series A Convertible Preferred Stock was designated as a series of preferred stock in connection with the DOCLOC Agreement. The Series A Preferred Stock consists of 2,000,000 shares. A summary of the terms and provisions of the Series A Preferred Stock is set forth below.

  Dividends. The holders of shares of Series A Preferred Stock are entitled to receive dividends at the annual rate of $2.25 per share, which is cumulative, accrues without interest and is payable in cash in equal semi-annual installments. Amax Gold may elect to pay any dividend due and payable in shares of Common Stock in lieu of a dividend payment in cash, unless the holder of Series A Preferred Stock delivers written notice stating that such holder elects to receive cash.

  Liquidation Preference. Upon the liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Stock are entitled to receive from the assets of the Company an amount equal to the dividends accrued and unpaid thereon to the date of final distribution to such holders, whether or not declared, without interest, and a sum equal to $50.00 per share, and no more. Payment to the holders of shares of Series A Preferred Stock will be made before any payment is made or any assets distributed to holders of Common Stock or any other class or series of Amax Gold's capital stock ranking junior as to liquidation rights to the Series A Preferred Stock.

  Redemption at the Option of Amax Gold. The Company, at its option, may at any time redeem the Series A Preferred Stock, in whole or from time to time in part, for that number of shares of Common Stock obtained by dividing $50.00 by the lesser of (i) the Call Price (defined below) and (ii) the Conversion Price (defined below), plus accrued and unpaid dividends, whether or not declared or due, to the date fixed for redemption. The maximum number of shares of Common Stock that Amax Gold may issue upon redemption and conversion of and the payment of dividends on the Series A Preferred Stock is 12,099,213 shares, subject to adjustment due to any adjustment in the Conversion Price. In the case of the redemption of Series A Preferred Stock that would result in the issuance of more than 12,099,213 shares of Common Stock, the Company would pay an amount in cash in lieu of such shares of Common Stock in excess of 12,099,213 shares equal to the lesser of the Call Price or the Conversion Price multiplied by the number of shares in excess of 12,099,213. Such cash payment will be made in 12 consecutive substantially equal quarterly payments.

  The "Call Price" with respect to a redemption of Series A Preferred Stock is equal to the greater of (i) $5.854 (subject to adjustment in connection with any adjustment in the Conversion Price) and (ii) the average closing price per share of Common Stock as calculated for a ten day trading period ending on the fifth trading day prior to the date the notice of redemption is mailed.

  Conversion. The holder of any shares of Series A Preferred Stock will have the right, at the holder's option, to convert any or all shares of Preferred Stock held by such holder into Common Stock at any time. Each share of Series A Preferred Stock is convertible into that number of shares of Common Stock obtained by dividing $50.00 by the Conversion Price in effect at the time. The "Conversion Price" is $8.265 and is subject to adjustment upon payment by the Company of a dividend or the making by the Company of a distribution on Common Stock in shares of Common Stock, upon the subdivision, combination or issuance by reclassification of Common Stock, or upon the issuance of rights, options or warrants to purchase shares of Common Stock at a price per share less than the current price per share. The maximum number of shares of Common Stock that Amax Gold may issue upon redemption and conversion of and the payment of dividends on the Series A Preferred Stock is 12,099,213 shares, subject to adjustment due to any adjustment in the Conversion Price. No fractional shares of Common Stock will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash. No adjustment will be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of such price.

  Voting Rights. The shares of Series A Preferred Stock are not entitled to vote except as described below or as required by law. Shares of Series A Preferred Stock held by the Company or any entity controlled by Amax Gold do not have voting rights and are not counted in determining the presence of a quorum. If dividends on the Series A Preferred Stock are in arrears in an amount equal to at least three semi-annual dividend payments, the number of members of the Board will be increased by two and the holders of Series A Preferred Stock, voting separately as a class, will have the right to vote for and elect two additional directors of Amax Gold during the period that such dividends remain in arrears.

  The affirmative vote or consent of the holders of at least 66-2/3 percent of all outstanding shares of Series A Preferred Stock is required for the Company to (i) amend, alter or repeal any provision of the Restated Certificate of Incorporation, as amended, or the Bylaws of the Company, as amended, so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Series A Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock, or any security convertible into stock of such class or series ranking prior to the Series A Preferred Stock in respect of the payment of dividends or upon liquidation, dissolution or winding up of Amax Gold or (iii) effect any reclassification of the Series A Preferred Stock.

  No Preemptive Rights. The Series A Preferred Stock does not have any preemptive or subscription rights in respect of any securities of the Company. Cyprus Amax, however, does have the right to replace from time to time all or a portion of the DOCLOC Agreement and any outstanding indebtedness and/or Series A Preferred Stock with the purchase of up to 12,099,213 shares of Common Stock at a purchase price of $8.265 per share (or $100 million if all 12,099,213 shares of Common Stock are purchased).

$21 WARRANTS

  The Company issued warrants to purchase 4,066,649 shares of Common Stock in connection with the acquisition of the Fort Knox property (the "$21 Warrants"). Each of the $21 Warrants permits the holder to purchase one share of Common Stock at a price of $21.00 per share, subject to adjustment upon the occurrence of certain events described below. The $21 Warrants are currently exercisable and will expire at 5:00 p.m., New York City time, on January 8, 1996. The $21 Warrant holders are not protected against dilution of their interests in Amax Gold if Amax Gold should issue additional shares of Common Stock (other than by way of stock dividends, stock splits, reclassifications, mergers and other similar events described in the $21 Warrant Agreement) or preferred stock in the future. No preemptive rights exist in respect of the $21 Warrants. No commissions are to be paid to broker-dealers upon the exercise of the $21 Warrants, although Amax Gold may agree in the future to pay such commissions. Shares of Common Stock will be issued upon surrender of the $21 Warrants and payment of the exercise price in accordance with the terms of the $21 Warrant Agreement.

  Transferability. The $21 Warrants are transferable, subject, in the case of certain stockholders who formerly held securities of the joint venturers which owned the property, to certain agreements entered into between Amax Gold and such stockholders. The $21 Warrants are currently listed on the Toronto Stock Exchange and the American Stock Exchange.

  Expiration. Unless exercised within the time provided for exercise, the $21 Warrants will automatically expire.

  Purchase of Common Stock. There is no minimum number of shares of Common Stock which must be purchased upon exercise of the $21 Warrants. The maximum number of shares of Common Stock which can be purchased upon exercise of the $21 Warrants is 4,066,649 shares.

  Antidilution Provisions. The holders of the $21 Warrants in certain instances are protected against dilution of their interests represented by the underlying shares of Common Stock upon the issuance to holders of Common Stock of stock dividends or other distributions of capital stock of the Company without payment of consideration, upon the issuance of rights or warrants exercisable for Common Stock at a price per share which is less than the current fair market value per share, or upon the occurrence of stock splits, reclassifications, mergers and other similar events described in the $21 Warrant Agreement. If such events were to occur, the exercise price and number of shares of Common Stock issuable upon exercise of each $21 Warrant would be adjusted in accordance with the provisions of the $21 Warrant Agreement.

  No Voting Power. The holders of the $21 Warrants have no voting power and are not entitled to dividends. In the event of a liquidation, dissolution, or winding up of the Company, the $21 Warrant holders will not be entitled to participate in the distribution of the Company's assets.

  Listing. The $21 Warrants are listed on the American Stock Exchange and the Toronto Stock Exchange. The shares of Common Stock issuable upon exercise of the $21 Warrants have been listed on the New York Stock Exchange, subject to notification of issuance.

                              PLAN OF DISTRIBUTION

  The Company may offer Securities to or through underwriters, through agents or directly to other purchasers. Such underwriters may include Salomon Brothers Inc.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Each Prospectus Supplement will describe the method of distribution of the Securities offered therein.

  The Company may sell Securities directly, through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone. Each Prospectus Supplement will set forth the terms of the Securities to which such Prospectus Supplement relates, including the name or names of any underwriters or agents with whom the Company has entered into arrangements with respect to the sale of such Securities, the public offering or purchase price of such Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any discounts and commissions allowed or paid to dealers, if any, any commissions allowed or paid to agents, and the securities exchange or exchanges, if any, on which such Securities will be listed. Dealer trading may take place in certain of the Securities, including Securities not listed on any securities exchange.

  Securities may be purchased to be reoffered to the public through underwriting syndicates led by one or more managing underwriters, or through one or more underwriters acting alone. The underwriter or underwriters with respect to each underwritten offering of Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover page of such Prospectus Supplement. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent and each of the underwriters with respect to a sale of Securities will be obligated to purchase all of its Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

  Securities may be offered and sold by the Company through agents designated by the Company from time to time. Any agent involved in the offer and sale of any Securities will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement relating to such offering. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

  Offers to purchase Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

  The Company may also issue contracts under which the counterparty may be required to purchase Securities. Such contracts would be issued for Securities in amounts, at prices and on terms to be set forth in a Prospectus Supplement.

  The anticipated place and time of delivery of Securities will be set forth in the applicable Prospectus Supplement.

  If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery at a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. Unless otherwise set forth in the applicable Prospectus Supplement, the obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the Securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such Securities not sold for delayed delivery. The underwriters and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

  Any underwriter or agent participating in the distribution of the Securities may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Securities so offered and sold and any discounts or commissions received by them from the Company and any profit realized by them on the sale or resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

  Underwriters and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof. Certain of such underwriters and agents, including their associates, may be customers of, engage in transactions with and perform services for, the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

  The validity of the Securities offered will be passed upon for the Company by Davis, Graham & Stubbs, L.L.C., Denver, Colorado. Certain legal matters will be passed upon for the underwriters or selling agents, if any, by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

  The consolidated financial statements and the related supplemental schedules as of December 31, 1993 and December 31, 1992 and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Prospectus from the Company's Annual Report on Form 10-K for the year ended December 31, 1993, have been audited by Coopers & Lybrand, independent accountants, as stated in their reports which are incorporated by reference herein, which include an explanatory paragraph regarding a change in the method of accounting for exploration expenditures and postemployment benefits in 1993, and a change in the method of accounting for precious metals inventory, postretirement benefits and income taxes in 1992, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

  The Company's ore reserves at the Sleeper mine, the Hayden Hill mine, the Guanaco mine and the Haile project set forth in the table under the heading "Proven/Probable Gold Ore Reserves" have been confirmed by DMBW, Inc. (Derry, Michener, Booth & Wahl) and such information has been included herein in reliance upon the authority of such firm as experts in mining, geology and ore reserve determination.

  The Company's ore reserves at the Refugio project and Fort Knox project set forth in the table under the heading "Proven/Probable Gold Ore Reserves" have been confirmed by Mineral Resources Development, Inc. and such information has been included herein in reliance upon the authority of such firm as experts in mining, geology and ore reserve determination.



NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN OR
INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN ACCOMPANYING PROSPECTUS
SUPPLEMENT, IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND SUCH
ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE
COMPANY OR ANY UNDERWRITER OR DEALER. NEITHER THE DELIVERY OF THIS PROSPECTUS
OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL,
UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN
THE FACTS SET FORTH IN THIS PROSPECTUS OR SUCH ACCOMPANYING PROSPECTUS
SUPPLEMENT, OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATES HEREOF. THIS
PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY
JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH
THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO
ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

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                                                                            PAGE
                                                                            ----
                                   PROSPECTUS
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   4
Risk Factors...............................................................   5
Use of Proceeds............................................................  13
Ratio of Earnings to Fixed Charges.........................................  13
Description of Subordinated Debt Securities................................  14
Description of Preferred Stock.............................................  25
Description of Warrants....................................................  26
Description of Capital Stock...............................................  26
Plan of Distribution.......................................................  30
Legal Matters..............................................................  31
Experts....................................................................  31

AMAX GOLD INC.


[LOGO OF AMAX GOLD INC. APPEARS HERE]



PROSPECTUS

DATED JULY  , 1994

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following sets forth expenses, other than underwriting fees and commissions, expected to be borne by the Registrant, in connection with the distribution of the securities being registered:

Securities and Exchange Commission registration fee................... $ 68,966
Blue Sky fees and expenses............................................   20,000
Stock exchange listing fees...........................................  100,000
Rating agency fees....................................................  120,000
Transfer agent fees...................................................    5,000
Legal.................................................................  100,000
Printing..............................................................  150,000
Accounting............................................................   50,000
Miscellaneous.........................................................   36,034
                                                                       --------
  TOTAL............................................................... $650,000
                                                                       ========

  All amounts listed above, except for the registration fee, are estimates.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article SIXTH of the Company's Restated Certificate of Incorporation and
Article VI of the Company's Bylaws (collectively the "Governance Documents") confers on the Company's officers and directors indemnification rights.

  Section 102 of the Delaware General Corporation Law (the "Delaware Law") allows a corporation to eliminate the personal liability of a director of a corporation to the corporation or to any of its stockholders for monetary damage for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Article SIXTH of the Company's Restated Certificate of Incorporation eliminates directors' personal liability in accordance with such Section 102 of the Delaware Law.

  Section 145 of the Delaware Law authorizes corporations to indemnify directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with civil, criminal, administrative, or investigative actions, suits or proceedings to which such persons are parties or threatened to be made a party by reason of their corporate position (other than actions by or in the right of the corporation to procure a judgment in its favor--so called "derivative suits") if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to derivative suits, Section 145 prescribes a similar standard of care but limits the available indemnification to expenses (including attorneys' fees) reasonably incurred in connection with the defense or settlement of such action or suit and further provides that if the derivative suit results in a judgment that the person seeking indemnification is liable to the corporation, no such indemnification is to be made without court approval. Section 145(f) of the Delaware Law also specifically permits corporations to provide their officers, directors, employees and agents with indemnification and advancement of expenses in addition to those specifically required and/or permitted to be provided pursuant to other provisions of such Section 145.

  Under the provisions of the Governance Documents, each person who was or is made a party to, or is threatened to be made a party to or is involved in, any action, suit or other legal proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Company, or is or was performing services at the Company's request for another entity, including service with respect to employee benefit plans, shall be indemnified to the full extent permitted by Delaware Law as in effect or as it may be amended against all costs, charges, expenses, liabilities and losses (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred by such person in connection with such proceeding. The rights to indemnification conferred pursuant to the Governance Documents are contract rights and include the right to receive payment for expenses of defending a proceeding as to which there may be a right to indemnification prior to its final disposition, provided that if the Delaware Law requires (and it currently does), such advance payment shall be made only upon receipt by the Company of an undertaking to the effect that all amounts so advanced will be repaid if it is ultimately found that the party who received such amounts is not entitled to be indemnified. The effect of providing that the indemnification rights are contract rights is to permit indemnified individuals to enforce such provisions directly against the Company. In addition, the Governance Documents authorize the Company to provide other permissible indemnification. Finally, the Governance Documents provide that the Company may (and it does) maintain insurance to protect itself and any of its officers, directors, employees or agents, to the limit of such coverage, against any expense, liability or loss, even if the Company would not have the power itself to indemnify such person against such expense, liability or loss under the Delaware Law.

ITEM 16. EXHIBITS

    1.1  Form of Underwriting Agreement--Equity**
    1.2  Form of Underwriting Agreement--Subordinated Debt**
    4.1  Form of Indenture for Subordinated Debt Securities**
    4.2  Form of Debt Security (included in Exhibit 4.1)**
    5.1  Opinion of Davis, Graham & Stubbs, L.L.C.**
    10.1 Exploration Joint Venture Agreement between Amax Gold and Cyprus
         Amax**
    10.2 Memorandum Agreement dated May 5, 1994 between Amax Gold and Cyprus
         Metals Company with respect to the sale of Cyprus Amax's interest in the Cerro Quema deposit in Panama*
    10.3 Demand Promissory Note dated May 27, 1994 between Amax Gold and Cyprus
         Amax**
    10.4 Letter Agreement dated June 1, 1994 between Amax Gold and Cyprus Amax waiving certain provisions with respect to borrowings under the DOCLOC
         Agreement**
    12.1 Statement re Computation of Ratios*
    23.1 Consent of Coopers & Lybrand**
    23.2 Consent of Davis, Graham & Stubbs, L.L.C.--see Exhibit 5.1**
    23.3 Consent of Derry, Michener, Booth & Wahl**
    23.4 Consent of Mineral Resources Development, Inc.**
    24   Powers of Attorney**
    99   Form of Prospectus Supplement**

- --------

 * Filed as an Exhibit to Amax Gold's Registration Statement on Form S-3 as filed on June 3, 1994, Registration No. 33-53963, and incorporated herein by reference.

** Filed herewith.

ITEM 17. UNDERTAKINGS

  The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
  The undersigned Registrant hereby undertakes:

    (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the Registration Statement;

    (b) That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (c) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses is incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or 14c-3 under the Securities Exchange Act of 1934; and, where the interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN ENGLEWOOD, COLORADO ON THE 19TH DAY OF JULY 1994.

                                          AMAX GOLD INC.


                                          By:       /s/ Mark A. Lettes
                                             ----------------------------------
                                                       ARK A. LETTES
                                                     VICE PRESIDENT AND
                                                  CHIEF FINANCIAL OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JULY 19, 1994.

             SIGNATURES                                 TITLE
             ----------                                 -----

         /s/ Milton H. Ward             Chairman of the Board, President and
- -------------------------------------    Chief Executive Officer
           MILTON H. WARD

         /s/ Mark A. Lettes             Vice President and Chief Financial
- -------------------------------------    Officer (Principal Financial Officer)
           MARK A. LETTES


        /s/ Pamela L. Saxton            Vice President and Controller
- -------------------------------------    (Principal Accounting Officer)
          PAMELA L. SAXTON


                                        Director
- -------------------------------------
             ALLEN BORN

         /s/ Gerald J. Malys            Director
- -------------------------------------
           GERALD J. MALYS


        Rockwell A. Schnabel*           Director
- -------------------------------------
        ROCKWELL A. SCHNABEL

        Vernon F. Taylor, Jr.*          Director
- -------------------------------------
        VERNON F. TAYLOR, JR.

           Russell L. Wood*             Director
- -------------------------------------
           RUSSELL L. WOOD

*By: /s/ Paul J. Hemschoot, Jr.
   --------------------------------
        PAUL J. HEMSCHOOT, JR.
     ATTORNEY-IN-FACT FOR EACH OF
       THE DIRECTORS INDICATED

                                 EXHIBIT INDEX

 1.1  Form of Underwriting Agreement--Equity**
 1.2  Form of Underwriting Agreement--Subordinated Debt**
 4.1  Form of Indenture for Subordinated Debt Securities**
 4.2  Form of Debt Security (included in Exhibit 4.1)**
 5.1  Opinion of Davis, Graham & Stubbs, L.L.C.**
 10.1 Exploration Joint Venture Agreement between Amax Gold and Cyprus
      Amax**
 10.2 Memorandum Agreement dated May 5, 1994 between Amax Gold and Cyprus
      Metals Company with respect to the sale of Cyprus Amax's interest in the Cerro Quema deposit in Panama*
 10.3 Demand Promissory Note dated May 27, 1994 between Amax Gold and
      Cyprus Amax**
 10.4 Letter Agreement dated June 1, 1994 between Amax Gold and Cyprus
      Amax waiving certain provisions with respect to borrowings under the DOCLOC Agreement**
 12.1 Statement re Computation of Ratios*
 23.1 Consent of Coopers & Lybrand**
 23.2 Consent of Davis, Graham & Stubbs, L.L.C.--see Exhibit 5.1**
 23.3 Consent of Derry, Michener, Booth & Wahl**
 23.4 Consent of Mineral Resources Development, Inc.**
 24   Powers of Attorney**
 99   Form of Prospectus Supplement**

- --------


 * Filed as an Exhibit to Amax Gold's Registration Statement on Form S-3 as filed on June 3, 1994, Registration No. 33-53963, and incorporated herein by reference.

** Filed herewith.